Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Roman DBDR Tech Acquisition Corp. III (the “Company”) on Form S-1 of our report dated July 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Roman DBDR Tech Acquisition Corp. III as of May 28, 2021 and for the period from February 24, 2021 (inception) through May 28, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 17, 2021